SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) May 9, 1997

                      Dynamics Corporation of America
           (Exact Name of Registrant as Specified in its Charter)

         New York               1-07252                13-0579260
     (State or Other          (Commission            (IRS Employer
      Jurisdiction of          File Number)          Identification No.)
      Incorporation)

       475 Steamboat Road, Greenwich, Connecticut             06830
      (Address of Principal Executive Offices)               (Zip Code)

     Registrant's telephone number, including area code (203) 869-3211


       (Former Name or Former Address, if Changed Since Last Report)


          ITEM 5.   OTHER EVENTS

                    On May 9, 1997, Dynamics Corporation of America (the "Company") amended its Rights Agreement, dated as of January 30, 1986, as amended on December 27, 1995 (the "Rights Agreement"), between the Company and First National Bank of Boston, as Rights Agent, pursuant to which Series A Cumulative Participating Preferred Stock Purchase Rights (the "Rights") were issued to holders of the common stock, par value $0.10 per share (the "Common Stock"), of the Company. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such term in the Rights Agreement, as amended.

                    The Rights Agreement now provides that the Board of Directors of the Company shall determine the day that a Distribution Date occurs following the first public announcement of the commencement of, or the intent of any Person (other than the Company) to commence, a tender or exchange offer for 25% or more of the outstanding shares of Common Stock.

                    Without such an amendment, the Rights would have separated from the common stock on May 10, 1997, as a result of WHX Corporation's offer to purchase any and all shares of the Company's Common Stock, as publicly announced on April 30, 1997.

                    The foregoing summary of the amendment to the Rights Agreement is qualified in its entirety by reference to the text of the amendment, a copy of which is filed as an exhibit hereto and which is incorporated herein by reference.

          ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
                    INFORMATION AND EXHIBITS.

          (a)-(b)   Not applicable.

          (c)       Exhibits

          4.1 Amendment No. 2, dated as of May 9, 1997, to the Rights Agreement, dated as of January 30, 1986, as amended on December 27, 1995, between Dynamics Corporation of America and First National Bank of Boston, as Rights Agent.


                                  SIGNATURES

               Pursuant to the requirements of the Securities
          Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated: May 9, 1997

                                   DYNAMICS CORPORATION OF AMERICA

                                   By: /s/ Henry V. Kensing
                                           Henry V. Kensing
                                           Vice President, General
                                           Counsel and Secretary


                                EXHIBIT INDEX

          Exhibit
            No.                  Description

          4.1 Amendment No. 2, dated as of May 9, 1997, to the Rights Agreement, dated as of January 30, 1986, as amended on December 27, 1995, between Dynamics Corporation of America and First National Bank of Boston, as Rights Agent